Exhibit 10.4

Master Services Agreement

MASTER AGREEMENT

For

Platinum Analytics Singapore Pte. Ltd.

Date: 27 August 2020

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Master Services Agreement

CONTENTS

1.	Definitions	4

2.	Application Of Terms	5

3.	Commencement	5

4.	Services	5

5.	Service Provider’s Skills	6

6.	Location And Scheduling Of Services	6

7.	Acceptance	6

8.	Change Control	7

9.	Anti - Virus [Not Applicable For Non-Technology]	7

10.	Certifications [Not Applicable For Non-Technology]	7

11.	Terms Of Payment.	8

12.	Representations And Warranties	10

13.	Delay And Liquidated Damages	10

14.	Confidential Information	11

15.	Personal Data Protection Act (POPA)	13

16.	Copyright, Trade Marks And Other Intellectual Property Rights	13

17.	Indemnification	13

18.	Termination	14

19.	Post-Termination Obligations	15

20.	Limitation Of Liability	15

21.	Insurance	16

22.	Inspection And Right To Audit	17

23.	Recovery Of Data And Business Continuity	7

24.	Independent Contractor	18

25.	Compliance With Procedures	18

26.	Relationship Of The Parties	19

27.	Subcontracting	19

28.	Publicity	20

29.	Corporate Authority/Further Assurances	20

30.	Compliance With Laws	20

31.	Anti-Bribery	21

	Modern Slavery

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33.	UK Criminal Finances Act.	21

34.	Assignment	22

35.	Force Majeure	22

36.	Notices	22

37.	Waiver	24

38.	Headings	24

39.	Severability	24

40.	Governing Law	24

41.	Process Agent	24

42.	Rights Of Customer’s Subsidiaries And Affiliates	24

43.	Performance Bond	24

The First Schedule	26

The Second Schedule	29

The Third Schedule	30

The Fourth Schedule	31

The Fifth Schedule	32

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Master Services Agreement

This Master Agreement (“Master Agreement”) is made the 27 August 2020

BETWEEN

Platinum Analytics Singapore Pte. Ltd. a company incorporated in Singapore and carrying on business at 24 Raffles Place, #16-06 Clifford Centre, Singapore 048621 (the “Service Provider” which expression shall include its subsidiaries, agents and sub-Service Providers)

AND

OVERSEA-CHINESE BANKING CORPORATION LIMITED, a company incorporated in Singapore with limited liability and licensed to conduct banking business under the laws of Singapore, with its registered office at 63 Chulia Street, #10-00 OCBC Centre East, Singapore 049514 COCBC”).

WHEREAS:

A.	The Customer wishes to obtain the Platinum Analytics FX Trading System - OMS and Auto Hedger from the Service Provider at the Location(s) (hereinafter defined) in accordance with the terms and conditions of this Agreement.

B.	The Service Provider has the know-how, qualifications and necessary ability to provide the Service(s) (hereinafter defined) and the Customer wishes to rely wholly and exclusively on the Service Provider’s skill, expertise and knowledge to provide such Service(s) (hereinafter defined) to the Customer.

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS

In this Agreement the following words and expressions shall have the following meanings:

“Acceptance” or “Accepted”	means acceptance of the Deliverable by the Customer when the Customer is satisfied that the Deliverable conforms to the Acceptance Criteria.

“Acceptance Criteria”	means the acceptance criteria set forth in the applicable SOW or otherwise agreed upon in writing for each of the Deliverables.

“Adoption Agreement”	means the agreement substantially in the form set out in the Fifth Schedule

“Affiliate”	means an entity wholly owned or controlled through majority shareholding by either the Customer or the Service Provider

“Agreement”	means this agreement between the Service Provider and the Customer including the relevant SOW and all specifications, plans, drawings and other documents referred to in this Agreement or attached hereto which the Parties will enter into from time to time.

“Change Control Procedure”	means the procedure set out in the First Schedule to this Agreement.

“Customer”	means OCBC, and any of its subsidiaries or related companies

“eliverable”	means a product or outcome or related material to be provided by the Service Provider pursuant to this Agreement, more particularly set out in the relevant SOW.

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“Location(s)”	means the Customer’s offices in Singapore and Malaysia or such other locations in other jurisdictions as may be notified by the Customer to the Service Provider in writing.

“Purchase Price”	means the fees payable in respect of the Services as more particularly set out in the applicable SOW.

“Service(s)”	means the services/products detailed in this Agreement as well as the relevant SOW to be provided by the Service Provider to the Customer.

“Service Provider”	means the Service Provider, and any of its subsidiaries or related companies

“System”	means the Customer’s computer system comprising the hardware, software, firmware and peripherals (if any) upon which the Services is to be performed, as more particularly set out in the relevant SOW.

“Statement of Work” or “SOW”	means one or more work order(s) executed by authorized representatives of both parties and incorporating a description of the Services and the Deliverables (if any) requested by the Customer.

2.	APPLICATION OF TERMS

(a)	These Terms and Conditions shall apply to all dealings between the parties hereto unless specifically varied in writing and signed by a director of the Service Provider and a person duly authorised by a power of attorney from the Customer respectively.

(b)	In the event of any conflicts between the Master Agreement and the SOW, the terms and conditions of the SOW shall prevail.

(c)	Affiliates of the Customer may acquire Services from the Service Provider or its Affiliates by entering into an Adoption Agreement substantially in the form of Fifth Schedule with the Service Provider (or Service Provider’s Affiliate) which incorporates the terms and conditions of this Agreement. The parties acknowledge that adoption and / or adjustments to the terms of this Agreement may be made in an Adoption Agreement (for example, to address disparate tax and/or legal regimes in other territories.

3.	COMMENCEMENT

The date of commencement of this Agreement shall be the date indicated above as the date of this Agreement and shall continue until the earliest to occur of: (i) (24) months after the completion/ expiration of all SOWs; or (ii) termination pursuant Clause 18.

4.	SERVICES

(a)	The Service Provider shall provide the Platinum Analytics FX Trading System - OMS and Auto Hedger to OCBC, and any of its subsidiaries or associated companies (individually -=-an collectively referred to as “OCBC”) as described in the applicable SOW.

(b)	The Service Provider shall supply the Deliverables and otherwise complete the Services within the timeframe specified in the applicable SOW.

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(c)	Subject to otherwise complying with its obligations under this Agreement, the Service Provider shall exercise its independent discretion as to the most appropriate and effective manner of providing the Services and satisfying the Customer’s expectations of those Services.

(d)	The Customer may, at its discretion require new Services from the Service Provider from time to time and these Terms and Conditions shall apply to such new Services. If required, the Service Provider and the Customer shall enter into a supplemental agreement for the terms and conditions of these new Services. Such supplemental agreement shall be read and construed as one document with this Agreement, and such supplemental agreement shall be considered as an integral part of this Agreement.

5.	SERVICE PROVIDER’S SKILLS

(a)	The Service Provider shall perform the Services in a proper, workmanlike and professional manner and shall ensure at all times that its conduct will not bring any discredit upon the customer or cause any nuisance or disruption to the Customer or its customers.

(b)	Without limiting the foregoing, the Service Provider warrants that it possesses and will deploy the specific skills and experience relevant to the Services as described in the applicable SOW.

(c)	The Service Provider warrants that all materials and facilities owned or controlled by the Customer which are utilized by the Service Provider in the course of providing the Services will be maintained by the Service Provider in good order and returned upon completion of use or otherwise upon termination in good condition apart, where relevant, from reasonable wear and tear.

6.	LOCATION AND SCHEDULING OF SERVICES

(a)	The Services shall, to the extent relevant, be provided at the Customer’s premises as specified in the applicable SOW or such place or places as the Customer may from time to time authorize or direct.

(b)	The Service Provider shall provide the Services during the times specified (if any) in the applicable SOW.

(c)	In circumstances where the Service Provider’s Services may interfere with the Customer’s normal use of its premises or otherwise interfere with the normal conduct of its business, the Service Provider shall reschedule its services to a lime designated by the Customer as being more convenient to the Customer.

7.	ACCEPTANCE

(a)	Upon delivery of the Deliverable(s) by the Service Provider, the Customer shall use its reasonable endeavours to carry out acceptance tests in relation to the same to ensure each and every part of the Deliverable(s) is in compliance with the Acceptance Criteria and any other applicable provisions of this Agreement. . For the avoidance of doubt, the customer may in its discretion appoint a third party to conduct acceptance tests on the Deliverable(s).

(b)	Upon successful completion of the acceptance testing to the Customer’s entire satisfaction (of which the Customer shall be the sole judge), the Customer shall accept the Deliverable(s) in writing.

(C)	In the event that the Deliverable(s) fails to pass the prescribed Acceptance Criteria or·n .a-- satisfy the Customer’s requirements, the Customer may by written notice to the Provider elect at its sole option to (without prejudice to its other rights and remedies:

(i)	Fix a new date for carrying out further acceptance testing on the Deliverables on the same terms and conditions. If the Deliverable(s) fail such further acceptance testing, the Customer shall be entitled to proceed under paragraph (ii) or (iii) below;

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(ii)	Conditionally accept the Deliverable(s) or any part thereof in its absolute discretion. The condition of acceptance shall be as reasonably determined by the Customer. If so agreed by the parties in writing, such conditional acceptance shall constitute Acceptance of the Deliverable(s) (or relevant part thereof) provided that all the relevant conditions have been met within the period specified by the Customer; or

(iii)	Reject the whole or any part of the Deliverable(s). Upon rejection of the whole of the Deliverable(s), this Agreement shall terminate. The Customer shall be under no obligation or liability to make any further payment in respect of the Deliverable(s) which have been rejected and the Service Provider shall refund to the Customer all sums which have been paid by the Customer under this Agreement. For the avoidance of doubt, nothing herein shall affect the Customer’s right to damages for the increased costs of appointing a replacement vendor to provide the Customer with deliverable(s) that are substantially similar to the Deliverable(s).

8.	CHANGE CONTROL

(a)	Any variation to the operational scope of the Services (“Change”) proposed by a party shall be processed by means of the Change Control Procedure and as detailed below.

(b)	No Change will be considered to be effective unless the CCN (as defined in the First Schedule) is signed by the parties’ authorised representatives.

9.	ANTI - VIRUS [NOT APPLICABLE FOR NON-TECHNOLOGY]

The Service Provider warrants that the Deliverables do not and will not contain at the time of delivery by the Service Provider to the Customer, any programs, routine, device or other undisclosed feature, including, without limitation, a time bomb, “time-out” feature, virus, software lock, drop dead device, malicious logic, worm, Trojan horse or trap door, which is designed to delete, disable, deactivate, interfere with or otherwise harm the Deliverables or the Customer’s hardware, data or other programs, or which is intended to provide unauthorized access or produce unauthorized modifications (collectively, “disabling procedures”}. Service Provider warrants that no known disabling procedures will be introduced by or through Service Provider. Notwithstanding any other limitations in this Agreement, the Service Provider agrees to notify the Customer immediately upon discovery of any disabling procedures which are or may be included in any Deliverables.

10.	CERTIFICATIONS [NOT APPLICABLE FOR NON-TECHNOLOGY]

(a)	Service Provider is required to engage, at its own cost, OCBC-approved third-party to conduct independent IT or Cyber Security certification in compliance with OCBC standards and policies before OCBC confirms procurement of the software and/or services, and as required by OCBC from time to time.

(b)	Service Provider must furnish OCBC with the testing and vulnerability assessment reports for the certification conducted by the Bank’s approved third party vendors and ensure that all gaps highlighted are rectified at Service Provider’s own costs.

(c)	Notwithstanding the above, OCBC may accept other existing, independent certification by Service Provider. This is subject to evaluation on a case-by-case basis.

(d)	Service Provider is to correct/fix all the identified IT or Cyber Security vulnerabilities, at i cost, before the software will be considered for acceptance.

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(e)	Service Provider is to provide SCR (Secure Code Review) attestation letter if source codes are Intellectual Property Rights (IPR) protected by Service Provider.

Below are the minimum requirements of the attestation letter to be provided by the product vendor.

1.	Version of product for which source code review was conducted
2.	Date the code review was conducted
3.	Details of the independent team/organization that conducted the review (Experience, Qualifications)
4.	Source Code Review covers minimally CWE top 25 most dangerous software errors and OWASP top 10 vulnerabilities where applicable
5.	Number of findings identified with their risk ratings
6.	Open findings with issue details and risk ratings
7.	Action Plan for open findings in line with Bank’s process and remediation timelines
8.	Compliance to MAS TRMG Appendix A
9.	Compliance to SCR form to ensure Bank minimum requirements are tested

10A	CYBER HYGIENE PRACTICES [NOT APPLICABLE FOR NON-TECHNOLOGY]

The Service Provider shall establish and maintain cyber hygiene practices in accordance with MAS Notice 655 available at https://www.mas.gov.sg/-/media/MAS/Notices/PDF/MAS-Notice-655.pdf, and ensure that it strictly complies with the MAS Notice 655 or latest version. Without limiting the foregoing, where the Service Provider is required under this Clause 10A to comply with MAS circulars, notices and other requirements, it shall take all actions necessary and co-operate with Customer, to enable Customer to comply with such requirements in respect of the Services and Systems.

11.	TERMS OF PAYMENT

(a)	In consideration of the Service Provider providing the Services, the Customer agrees to pay the Service Provider the Purchase Price.

(b)	The Purchase Price in respect of the Services shall not be subject to change during the term of this Agreement unless expressly provided for in this Agreement or otherwise mutually agreed by the Parties.

(c)	Invoices shall be consolidated and submitted by the Service Provider on a monthly basis and shall be due and payable not later than the thirtieth (30th) day from receipt of the invoice by the Customer. There will be no late payment service charge of any kind.

(d)	The Customer may, upon notice to the Service Provider, withhold payment for the Services that fail to meet the minimum performance standards set forth in this Agreement and/or question any items invoiced to the Customer. Such non-payment shall not constitute a default or breach of this Agreement. In the event of any dispute between the Customer and the Service Provider with respect to the invoiced Services or other related matters, the Customer shall pay the undisputed amount and the Customer and the Service Provider shall promptly seek to resolve the disputed matters.

(e)	The Service Provider shall be responsible for and pay all taxes, levies, duties, assessments and deductions of every nature required by law in connection with the provision of the Services under this Agreement, and hereby indemnifies, defends and holds harmless the Customer and their respective shareholders, directors, officers, employees and agents, from any and all liability that may become due on account of any alleged non-payment of any or all of such taxes, levie-:;,- duties, assessments, or deductions, including, among other things, any penalties and i thereon assessed by any federal, state or local government authority against the Gusto all costs and expenses including attorney’s fees incurred in defense of any such assent. Notwithstanding anything in the foregoing to the contrary, in no event will the Cusrbi responsible for any taxes based on the Service Provider’s net income or gross receipts, that such taxes based on the Service Provider doing business in any particular jurisdiction.

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(f)	In the event that any payment to be made by the Customer under this Agreement is subject by applicable law to any withholding tax, the Customer shall make payment to the Service Provider of the amount owing, less a deduction for such withholding tax and shall account to the relevant tax authority for the withholding tax. Payment of such net sum to the Service Provider and to the relevant tax authority of the said withholding tax shall, for the purposes of this Agreement, constitute full settlement of the sums owing under this Agreement.

(g)	The Service Provider agrees to maintain documentation supporting the charges contained in its invoices for its rendition of the Services hereunder and agrees to conduct audits and to cooperate with OCBC in its or its designee’s audits to ensure the integrity and accuracy of such information.

(h)	OCBC reserves the right to decline to pay any invoice received more than ninety (90) days after the end of the month in which the Deliverable (s) that are the subject of the invoices were accepted. If OCBC inadvertently pays an invoice that on review proves not in compliance with the procedures provided therein, it retains the right to the reimbursement of such charges.

(i)	As the use of the subcontractors by the Service Provider is subject to the approval of OCBC, any agreed upon pass-through charges by these subcontractors must be billed to OCBC at the cost to the Service Provider (i.e., without mark-up) and itemized on the Service Provider’s invoices to OCBC. The subcontractor’s invoices must be attached to the Service Provider’s invoices.

(j)	Such invoices issued by the Service Provider and shall be numbered and dated and accompanied by the relevant Purchase/Work Order, Acceptance Certificate/ Delivery Order signed or approved electronically (including email approval) by OCBC in respect of the Deliverable stated in the invoice, and any original pass through invoices where applicable. O&T invoices and supporting documents should be in PDF softcopies. They shall be emailed to OCBC Group Operations and Technology Financial Control Accounts Payable at ont accountspayable@ocbc.com

[For non-O&T invoices, list respective Fincon address where applicable. The address below is for O&T Fincon]

OCBC:
Name:	Financial Control
Title:	Accounts Payable
Address:	11 Tampines Central 1, #07-00, OCBC Tampines Centre One, Singapore 529542

(k)	Each invoice shall be in the form of the Service Provider’s company letter head and contain the following minimal information and be in the appropriate format as designated by OCBC. OCBC may, at its sole discretion, request additional information is included on the invoices, or that the format is altered.

(i)	The time period covered by the invoice.
(ii)	Purchase Order number(s)/SOW number(s)
(iii)	Delivery Order number(s)/Acceptance Certificate number(s) (where applicable)
(iv)	An itemized listing of the Services provided and the fees associated with such Service including where applicable, the dates the services were provided, name of individual providing the services and description of service
(v)	Itemized listing of any additional Services and related costs, if any
(vi)	Sub-totals
(vii)	Applicable Tax(es)
(viii)	Total fees for the prior period
(ix)	Where applicable, disbursements must be itemized separately and all original rec• (not copies) for disbursements must be attached to the invoice
(x)	The name of OCBC Business for which the Services are provided.

Notwithstanding anything herein to the contrary, this Clause 11 shall survive the termination of this Agreement, including, without limitation, survival past the statute of limitations for extensions i regard to taxes.

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12.	REPRESENTATIONS AND WARRANTIES

The Service Provider represents, warrants and further covenants that:

(a)	it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

(b)	it has obtained all necessary approvals, authorisations and/or consents from all relevant governmental and regulatory authorities for it to enter into and perform its obligations under this Agreement;

(c)	the Deliverables, including all components thereof, their specifications, and any other materials, including updates and revisions of the foregoing, provided pursuant to this Agreement, do not and shall not infringe upon any patent, copyright, trademark, trade secret or other proprietary right (including, but not limited to, misappropriation of trade secrets) of any third party;

(d)	the Services provided hereunder shall be performed by the Service Provider in a professional manner by qualified personnel trained and skilled in the performance of the specific services involved;

(e)	the Service Provider has and shall have the necessary equipment and personnel available to furnish the Software and/or Services under this Agreement and that such personnel and vehicles shall, at all times, be fully licensed, bonded and insured and in compliance with the applicable local statutes and regulations;

(f)	the Service Provider shall at all times be capable of isolating and clearly identifying all of the Customer’s customer information, documents, records and assets that are processed by and/or stored (if any) with the Service Provider pursuant to this Agreement and such customer information, documents, records and assets can and shall be removed from its possession or deleted, destroyed or rendered unusable as directed by the Customer;

(g)	in the discharge of its duties, the Service Provider shall comply with all resolutions, regulations, policies and directions of the Customer as may be given from time to time as to the nature and scope of the Services to be provided. Nothing in this Clause 12(g) shall affect the Service Provider’s right to exercise its own judgement and exercise its skills as it considers most appropriate in order to achieve compliance with the said resolutions, regulations, policies and directions or otherwise to comply with the obligations under this Agreement;

(h)	the Service Provider shall use its best endeavors to promote the interests and welfare of the Customer and to improve and extend the Customer’s business; and

(i)	to refrain at all times during and subsequent to the termination of this Agreement from making or issuing any derogatory remark or statement regarding the Customer, its employees or its business.

13.	DELAY AND LIQUIDATED DAMAGES

(a)	Time is of the essence for the performance of the Service Provider’s obligations under this Agreement, including but not limited to any deadlines and milestones under this Agreement and/or any applicable SOW with respect to the delivery of the Services and any Deliverable.

(b)	Without prejudice to any rights and remedies available to the Customer under this Agreement if the Service Provider fails to deliver any Deliverable on or before the deadlines or milestones under this Agreement and/or any applicable SOW, otherwise than as a result of an event of force majeure under Clause 35, the Service Provider shall pay to the Customer as and by way of liquidated damages of 2% per week of delay computed based on the Purchase Price without prejudice to Service Provider’s obligation to complete and/or perform all other obligations set out in this Agreement or to any other liability or obligation under this Agreement.

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(c)	Liquidated damages imposed under Clause 13(b) above shall be paid to the Customer in Singapore dollars not later than thirty (30) days from the date of issue of the Customer’s written notification to the Service Provider informing the Service Provider of the amount of the liquidated damages payable. The Customer shall be entitled to deduct a sum equivalent to the liquidated damages payable to the Customer from any monies due or to become due to the Service Provider failing which the liquidated damages payable to the Customer shall be a debt due from the Service Provider to the Customer.

(d)	The Customer shall be permitted to charge interest on any delayed payment by the Service Provider at the Customer’s prime rate.

14.	CONFIDENTIAL INFORMATION

(a)	While providing the Services under this Agreement, the Service Provider may have access to confidential or proprietary information regarding the Customer and its related business entities (the “Information”). The Service Provider acknowledges the proprietary and sensitive nature of the Information, and the importance of maintaining the secrecy and confidentiality of such Information. The Information includes but is not limited to (i) proprietary and confidential matters concerning the Customer’s security arrangements, financial information, technical data, drawings and any information relating to the pricing, methods, processes, lists, research development or related information to which the Service Provider has gained access in connection with this Agreement; (ii) information from time to time in the possession or custody of the Customer belonging to its customers or other users of services from time to time provided by the Customer, including without limitation the names of customers and the nature of their accounts; and (iii) information from time to time in the possession or custody of the Customer belonging to its vendors or other suppliers of services from time to time provided to the Customer. The Service Provider agrees that it shall not, without the prior written consent of the Customer, disclose any such Information to any third party, either orally or in writing, unless such disclosure is required by law.

(b)	Without limiting the generality of the foregoing, the Service Provider agrees to execute the Confidentiality and Banking Secrecy Undertaking in the form specified in the Second Schedule and hereby acknowledges that it understands the effect of and undertakes to, and shall procure all its employees, representatives, agents and subcontractors to observe the obligations set out therein and prevent disclosure of information that will cause the Customer to violate:

(i)	its common law duty to its customers to keep their affairs confidential; and

(ii)	where applicable:-

a.	its statutory duty pursuant to Section 47 of the Banking Act Cap 19 not to disclose any information relating to, or any particulars of, an account of its customer whether the account is in respect of a loan, investment or any other type of transaction or its deposit information, to any person except as expressly provided in the Banking Act Cap 19; and/or

b.	its statutory duty pursuant to Section 97 of the Banking & Financial Institutions Act 1989 not to disclose to any person any information or document whatsoever relating to the affairs or account of its customers, except as expressly provided under the Banking & Financial Institutions Act 1989.

(c)	All Information, documents and records of transactions, including without limitation income and financial statements, shall belong to the Customer absolutely and th Provider shall while the same is in its possession hold the same on trust for the Cust shall deliver the same forthwith upon request. Further, all documents and r transactions, information and data processed by or stored with the Service Provide made available for review by the Customer, its internal and external auditors and the Authority of Singapore and/or Bank Negara Malaysia or persons appointed by any of them. The access to the employees, representatives, agents and subcontractors of the Service Provider to the Information shall be limited to those who strictly need to have the Information in order to perform necessary functions and any Information disclosed by the Customer can only be used for the purpose they were disclosed.

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(d)	The Service Provider (i) shall not, without the Customer’s prior written consent, disclose the Information in any manner except as expressly authorized by this Agreement, (ii) shall treat Information with at least the same degree of care that it treats its own confidential information, but in no event with less than a reasonable degree of care, and (iii) shall take all reasonable steps to protect all Information against misuse and loss and from unauthorized access, modification or disclosure including having data loss/leak prevention measures designed to detect potential data breach/ data ex-filtration transmissions and prevent them by monitoring, detecting and blocking sensitive data while in-use (endpoint actions), in-motion (network traffic), and at-rest (data storage). Upon demand, or upon the termination of this Agreement, the parties shall comply with each other’s instructions regarding the disposition or return of the Information in its possession or control.

(e)	The Service Provider represents, warrants and undertakes that it shall put in place security arrangements and measures, appropriate for the level of sensitivity and method of storage, transmission and/or delivery of the particular Information in order to prevent unauthorised access to such Information. Such security arrangements and measures shall include but are not limited to encryption, password protection, imposition of contractual confidentiality and data protection obligations on any third party contractors, contractors, agents or employees, locked storage facilities and/or restricted and recorded access.

(f)	The Service Provider shall promptly and fully notify the Customer immediately of any actual or threatened data loss, data leakage, data breach, data destruction or unauthorized retrieval, disclosure or use of Information (including but not limited to any breach of this Clause 14 and/or Clause 15 (Personal Data Protection Act (PDPA)) so long as the Information remains in the Service Provider’s custody and further, the Service Provider shall provide the Customer with an annual certification to verify compliance in this regard so long as the Information remains in the Service Provider’s custody. Upon demand, or upon the termination of this Agreement, the parties shall comply with each other’s instructions regarding the disposition or return of the Information in its possession or control.

(g)	The Service Provider shall promptly and fully notify the Customer immediately of any actual or threatened cybersecurity incident on the Service Provider’s computer systems and shall co operate fully with the Customer to ensure that the Customer is able to comply with all obligations in respect of detecting, assessing, reporting and responding to cybersecurity incidents to any government authority or regulator.

(h)	The Service Provider shall if requested, submit to a data security audit in accordance with Clause 22 (Inspection and Right to Audit) before any Services commence, once during any year and if any regulator of the Customer requests or requires an audit of the Customer and/or any of its service providers.

(i)	The parties agree that any unauthorized use or disclosure of Information by the Service Provider may cause immediate and irreparable harm to the Customer for which money damages may not constitute an adequate remedy. In such event, the parties agree that the Customer may seek injunctive relief as appropriate.

(j)	If the Service Provider is directed by court order, subpoena or other legal or regulatory agency’s request or similar process to disclose any of the Information, the Service Provider shall notify the Customer in writing, with a copy of such document attached, in sufficient detail immediately upon receipt of such court order, subpoena, legal or regulatory agency’s request or si process, in order to permit application by the Customer for an appropriate protective ord

(k)	Notwithstanding anything herein to the contrary, tl1is Clause 14 shall survive termination Agreement.

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15.	PERSONAL DATA PROTECTION ACT (POPA)

The Service Provider acknowledges and agrees that the Personal Data of certain Individuals is disclosed by OCBC to the Service Provider (“OCBC Data”) solely for the purposes contemplated under this Agreement (“Pennitted OCBC Purposes”) and that accordingly, the Service Provider may not use the OCBC Data for any other purpose other than the Permitted OCBC Purposes. The Service Provider represents and warrants to OCBC that it has at all times complied with and will continue to comply with the requirements of the Personal Data Protection Act (Act 26 of 2012 of Singapore), whether applicable to the Service Provider and/or OCBC, in respect of the collection, use, disclosure and other handling of the OCBC Data, and that OCBC Data will not be transferred out of Singapore for any reason.

16.	COPYRIGHT, TRADE MARKS AND OTHER INTELLECTUAL PROPERTY RIGHTS

(a)	The Service Provider warrants that the Deliverables, including all components thereof, their specifications, and any other materials, including updates and revisions of the foregoing, provided pursuant to this Agreement and any applicable SOW, do not and shall not infringe upon any patent, copyright, trademark, trade secret or other proprietary right (including, but not limited to, misappropriation of trade secrets) of any third party.

(b)	The Service Provider acknowledges that any and all of the copyright, trade marks and other intellectual property rights used or subsisting in or in connection with the Deliverables developed for the Customer hereunder and with respect to all documentation, flowcharts, drawings, specifications, manuals and other date which are created as a result of this Agreement and any applicable SOW are or shall vest in (as the case may be) and shall be the sole property of the Customer. The Service Provider shall not during or at any time after the completion, expiry or termination of this Agreement and/or any applicable SOW in any way question or dispute the ownership by the Customer thereof.

(c)	In the event that new inventions, designs or processes evolve in performance or as a result of this Agreement and/or any applicable SOW, the Service Provider acknowledges that the same shall belong to the Customer.

(d)	The Service Provider agrees to indemnify and save harmless and defend at its own expense the Customer from and against any and all claims of infringements of copyrights, trademarks or other intellectual property rights affecting the Deliverable.

(e)	The Customer undertakes that the Service Provider shall be given notice of any claim described in (a) above that is made against the Customer and the Service Provider shall have the right to defend any such claims and make settlements thereof at its own discretion in order to settle or oppose any such claims.

(f)	In the event that the Service Provider fails to defend such claims and the Customer is prevented in any way from using the Software, the Service Provider shall forthwith refund to the Customer the total sums paid by the Customers together with liquidated damages associated therewith.

17.	INDEMNIFICATION

(a)	The Service Provider hereby indemnifies, defends and holds the Customer and its respective shareholders, officers, directors, employees and agents harmless from and against claims (including but not limited to third party claims), penalties, damages, costs, settlements, attorneys’ fees (on a full indemnity basis) and disbursements, or other any nature whatsoever payable, paid or incurred, directly or indirectly, in connection from or in relation to:

(       any misappropriation of a trade secret by the Service Provider;

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(ii)	any breach by or on behalf of the Service Provider of any representation or warranty herein;

(iii)	any breach by or on behalf of the Service Provider of Clauses 10A (Cyber Hygiene Practices); 14 (Confidential Information), 15 (Personal Data Protection Act (POPA)); 16 (Copyright, Trade Marks and Other Intellectual Property Rights);

(iv)	any Service Provider’s employee’s, agent’s, representative’s or subcontractor’s entitlement or benefits under any applicable law, rule or regulation;

(v)	any death, personal injury or damage to tangible property, including environmental violations and damage to IT devices and Systems, to the extent caused by the negligence or willful act or omission of the Service Provider’s employees, agents, representatives or subcontractors relating to or arising from any Services supplied pursuant to this Agreement; or

(vi)	the performance of activities by the Service Provider, the performance of any person or entity acting for or on behalf of the Service Provider in connection herewith, or the performance of anyone employed by the Service Provider or any agent or representative or subcontractor of the Service Provider, or any breach, act or omission by or on behalf of the Service Provider of the terms of this Agreement.

18.	TERMINATION

(b)	Notwithstanding any other provisions herein contained, and without prejudice to any other rights such party serving notice may have, either party may forthwith terminate this Agreement or any applicable SOW by written notice to the other if any of the following events shall occur:

(i)	if the other party commits any breach of the terms or conditions of this Agreement including the terms, conditions and provisions of any schedule attached or adopted hereto and fails to remedy such breach (or in so far as such breach is not capable of remedy to furnish adequate compensation therefore) within thirty (30) days after receiving written notice requiring it so to do;

(ii)	if the other party becomes bankrupt or compounds or makes any arrangement with or for the benefit of its creditors or (being a company) enters into compulsory or voluntary liquidation or amalgamation (other than for the purpose of a bona fide reconstruction or amalgamation without insolvency) or has a receiver or manager appointed of the whole or substantially the whole of its undertakings or if any distress or execution shall be threatened or levied upon any equipment and/or software or other property of the party entitled to serve notice hereunder or if the other party is unable to pay its debts in accordance with the law relating to this Agreement.

If the Monetary Authority of Singapore (“MAS) exercises any resolution planning powers including, but not limited to the appointment of an institution, whether in Singapore or outside Singapore to temporarily take over and maintain certain assets, liabilities and operations of the Customer (hereinafter a “Bridge Institution”), the right of termination under (ii) shall not apply to the Customer.

(c)	The Customer shall have the right to terminate this Agreement at any time for its convenience with or without cause, upon thirty (30) days’ prior written notice.

(d)	Termination of this Agreement shall be without prejudice to any accrued rights of eith and shall not affect obligations which are expressed not to be affected by expiry or ter hereof.

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(e)	In the event of termination by the Customer under (a) above, the Service Provider , liable to refund forthwith any monies paid by the Customer in respect of the develop Software, support, services, this Agreement or otherwise together with all costs and expenses, including legal and other fees incurred. In addition, the Service provider will be liable to pay liquidated damages of 2% of the relevant SOW value per week for a period up to the date the Customer contracts with another service provider to complete the development of the Software and/or to provide the Product or Services or 25 weeks whichever is the greater. Parties accept and agree that the aforesaid liquidated damages represent a genuine pre estimate of the Customer’s loss in connection with such termination.

(f)	In the event of termination by the Customer under (b) above, the Customer shall pay the Service Provider a pro-rated portion of the Purchase Price representing the work performed by the Service Provider up to the date of the notice of termination, less the amount of Purchase Price already paid to the Service Provider.

(g)	Upon termination of this Agreement, the Customer shall be entitled to retain the custody of all materials, documentation and programmes in respect of which payment has been made pursuant to this Agreement and the Service Provider shall be entitled to retain or repossess all materials, documents or computer programmes in respect of which payment has not been made or in respect of which the Service Provider retain the relevant intellectual property rights.

(h)	The following clauses shall survive termination of this Agreement: Clauses 11 to 16 as well as Clauses 18, 19 and 23.

19.	POST-TERMINATION OBLIGATIONS

Commencing upon notice to the Service Provider of expiration or termination of this Agreement and continuing through the effective date of expiration or termination, the Service Provider will provide to the Customer reasonable termination assistance requested by the Customer at same rates under this Agreement or the applicable SOW to allow the use of the Software and/or Services without interruption or adverse effect and to facilitate the orderly transfer of the subject matter of this Agreement as desired by the Customer. If requested by the Customer, the Service Provider will reasonably cooperate with a third party supplier in connection with the preparation and implementation of a transition plan by such third party or the Customer upon the termination or expiration of this Agreement.

20.	LIMITATION OF LIABILITY

(a)	In no event shall either the Service Provider or the Customer be liable to the other for special, incidental, indirect or consequential damages, damages from loss of use, data, profits, or business opportunities, or failure to achieve cost savings, in contract, tort or otherwise, even if such parties shall have been advised in advance of the possibility of such loss, cost or damages, arising out of or in connection with this Agreement.

(b)	Notwithstanding the foregoing, the limitations of liability of this Clause 20 shall not apply to breaches of confidentiality as set forth in Clause 14 (Confidential Information), or to breaches of representations and warranties set forth in Clause 12 (Representations and Warranties).

(c)	Neither the Customer nor any of its respective officers, directors, shareholders, employees, consultants, subcontractors or agents shall have any liability whatsoever for any losses or expenses of any nature arising directly or indirectly from the Service Provider’s violation of any of the terms of this Agreement or from any negligent, dishonest, criminal or fraudulent act or omission of the Service Provider or its employees, agents, representatives or subcontractors hereunder.

(d)	Neither the Customer nor any of its respective officers, directors, shareholders, em consultants, subcontractors or agents shall have any liability whatsoever for any inju Service Provider, its employees, agents, representatives and subcontractors suffered the Customer’s premises.

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21.	INSURANCE

(a)	The Service Provider warrants that it has in effect and will maintain in effect suitable and sufficient insurance with a reputable insurer approved by the Customer with the following minimum cover:-

(i)	Public and product liability covering legal liability in respect of any bodily injury and property damage claims arising from or related to this Agreement: equivalent to SGD 5,000,000;

(ii)	Professional indemnity covering the Customer’s potential financial loss and damage as a result of any negligence, breach, error or omission by the Service Provider under this Agreement: equivalent to SGD 5,000,000; and

(iii)	Employer’s liability covering legal liability to make any payment in respect of death, injury or disability of employees : SGD 5,000,000 or such higher amount as is required by any applicable laws and regulation.

(b)	The Service Provider shall maintain the insurance referred to above for at least 1 year after the termination of the Agreement.

(c)	The Service Provider shall produce on demand, to the satisfaction of the Customer, adequate proof of the insurance effected and maintained in accordance with this clause including without limitation, copies of the Service Provider’s policies of insurance and the receipt for the last premium.

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22.	INSPECTION AND RIGHT TO AUDIT

(a)	The Service Provider shall keep complete and accurate records of all of its work and expenses in providing the Services to the Customer for a period of seven (7) years from the date which the record was created. In order to verify its compliance with this Clause 22 and with its obligations under this Agreement, the Service Provider shall, upon reasonable notice, allow the Customer, its management, its internal and external auditors and/or its regulators and its regulators’ agents (“Authorised Personnel”), the opportunity of inspecting, examining and auditing the Service Provider’s operations and the business records including its data processing facilities, and to such of its supporting documentation and explanations from support staff as is reasonable to ascertain compliance which are relevant to the Software and/or Services provided hereunder by the Service Provider. The Service Provider shall cooperate fully with the Customer, its management, its internal and external auditors and/or its regulators and its regulators’ agents to ensure a prompt and accurate audit.

(b)	The Service Provider shall procure that any subcontractor (including any disaster recovery and backup Service Providers) appointed pursuant to Clause 27 hereof shall keep all records and make available to and/or accord to all Authorised Personnel all rights of access, inspection, audit, data, records, files and other information relating to the Software and/or Services subcontracted to such subcontractor, in the same manner as set out in Clause 22(a), mutatis mutandis.

(c)	If an audit leads the Customer to conclude that the Service Provider breached the provisions of this Agreement or that any of the Service Provider’s or subcontractor’s business or professional practices related to its performance of the Services presents a risk of unauthorized disclosure of Information, the Service Provider and the Customer shall use their best efforts to reach a mutually satisfactory resolution. The Service Provider shall also use its best efforts to correct any practices that are found to be deficient as a result of any such audit within a reasonable time after receipt of the Customer’s audit report.

23.	RECOVERY OF DATA AND BUSINESS CONTINUITY

(a)	A copy of the Service Provider’s written plan of action setting out the procedures and establishing the processes and the systems for the orderly and expeditious provision of the Services relating to contingency planning, disaster recovery and back-up processing is in the Third Schedule (the “SCP”). The Service Provider represents and warrants that the BCP shall be in place for the entire duration of this Agreement. If the Service Provider makes any change(s) to the BCP or there are any adverse developments that may significantly impact the Services, it shall notify the Customer in writing and provide a full description of such change(s) and/or adverse developments immediately. Any breach of the foregoing is deemed to be a failure to perform or observe a material obligation by the Service Provider under this Agreement.

(b)	The Service Provider shall test the BCP and all facilities used by it in connection with the BCP on an annual basis and shall submit to the Customer the results of such tests and/or the certification of the soundness and adequacy of the BCP and/or such facilities within thirty {30) days of the completion of such tests.

The Service Provider shall also, upon reasonable notice, conduct such test{s) relating to the BCP and/or any of the facilities used by it in connection with the BCP as the Customer may require from time to time, and shall submit to the Customer the results of such test{s) upon the completion of such test(s). In the event that such test(s) are required by the Customer in connection with the testing of its own business continuity plan, the Service Provider shall co- operate fully with the Customer to ensure that such test(s) are carried out prompt! n accurately in accordance with the Customer’s requirements.

(d)	If any test results and/or certification leads the Customer to conclude that the BCP a of the facilities used by the Service Provider in connection with the BCP is unsound, in or deficient in any way, the Service Provider shall correct any procedures or practices the BCP that are found by the Customer to be deficient within [thirty (30)] days after receipt of the Customer’s notification to do so at no cost to the Customer.

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24.	INDEPENDENT CONTRACTOR

(a)	The Service Provider declares and agrees that it shall provide the Software and/or Services as an independent contractor on a non-exclusive basis and nothing contained in this Agreement or otherwise shall be deemed to create any partnership, joint venture, employment, or relationship of principal and agent between the parties hereto or to provide either party with any right, power or authority, whether express or implied, to create any such duty or obligation on behalf of the other party. The Service Provider acknowledges that the Software and/or Services provided are solely within its control, and neither the Service Provider nor any Service Provider’s employees, representatives, agents or subcontractors will hold itself out as anything but an independent contractor to the Customer. The Service Provider agrees to indemnify and hold the Customer harmless from any loss, liability, claim, damage, costs or expense of any kind, including reasonable attorney’s fees and court costs, to which the Customer may be subjected to by virtue of any finding related to an employment, partnership or joint venture relationship between the Service Provider or any of its employees, representatives, agents or subcontractors and the Customer. The Service Provider agrees that upon hiring any persons, the Service Provider shall, at that time, clearly convey to such person that the Service Provider, and not the Customer, is the employer of such persons. Notwithstanding anything herein to the contrary, this Clause shall survive the termination of this Agreement.

(b)	The Service Provider declares and agrees (i) that it has and hereby retains the right to exercise full control of and supervision over the performance of the Service Provider’s obligations hereunder and full control over the employment, direction, compensation and discharge of all employees assisting in the performance of such obligations (ii) that it will be solely responsible for all matters relating to payment of such employees, including compliance with worker’s compensation, unemployment, disability insurance, central provident fund contributions, and all other laws, rules and regulations governing such matters and (iii) that it shall be responsible for the Service Provider’s own acts and those of the Service Provider’s agents, employees, representatives and subcontractors during the performance of the Service Provider’s obligations under this Agreement. The Service Provider and its employees are not entitled to unemployment insurance benefits as a result of performing under this Agreement. In the event the Customer is adjudicated to be a partner, joint venturer, co-principal, or co-employer of the Service Provider and/or any person provided by the Service Provider or any employee, representative, agent or subcontractor thereof, the Service Provider shall indemnify and hold harmless the Customer from and against any and all claims for loss, liability, claims, damages, costs or expenses including but not limited to, premiums, contributions, or taxes payable under any workers compensation, disability benefit, old age benefit or tax withholding laws for which the Customer shall be finally adjudged liable as an employer with respect to any employee, representative, agent or subcontractor of the Service Provider.

(c)	The Service Provider warrants all personnel assigned to perform any of its obligations hereunder shall be employees, representatives or agents of the Service Provider or the Service Provider’s sub-contractor, shall be fully qualified to perform the tasks assigned to them, shall be in compliance with all immigration and employment laws and shall be legally qualified to work and receive compensation in the country they are employed.

25.	COMPLIANCE WITH PROCEDURES

(a)	The Service Provider agrees that it shall not assign any person to provide Services to the Customer under this Agreement that the Service Provider knows, suspects or has reason to believe has a criminal background.

(b)	The Service Provider agrees that it will comply with all of the Customer’s standard physic procedures and practices in place at locations where the Service Provider and its e subcontractors, representatives and agents are performing work. While worki Customer’s premises, the Service Provider and its employees, subcontractors, representatives and agents shall observe the working hours and policies, security measures and holiday schedules of the Customer.

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(c)	The Service Provider agrees that it will comply with all of the Customer’s IT and cyber security procedures, policies, practices and measures, as made available to the Service Provider from time to time, in connection with providing the Services and shall ensure that its employees, subcontractors, representatives and agents comply with the same. Where required by the Customer, the Service Provider shall execute, and procure that its employees, subcontractors, representatives and agents execute, any documents and undertakings in relation to the use of or access to or custody of the Customer’s Systems (including but not limited to VPN access, custody of the Customer’s laptops, mobile phones or other IT devices and remote access to the Customer’s Systems through user-owned laptops, mobile phones or other devices) as the Customer may deem to be reasonably necessary for the safety or security of the Systems.

(d)	In connection with the performance of the Services hereunder, the Service Provider hereby represents and warrants that it has and shall have the necessary equipment and personnel available to furnish the Services under this Agreement and that such personnel shall, at all times, be fully licensed, bonded and insured and in compliance with the applicable local statutes and regulations.

(e)	Any breach of the provisions of this Clause shall be deemed a failure to perform or observe a material obligation by the Service Provider under this Agreement.

(f)	In the event that this Agreement is terminated pursuant to this Clause 25, no further liabilities or obligations shall accrue to the Customer, except for any fees due and owing at the time of such termination.

26.	RELATIONSHIP OF THE PARTIES

(a)	Except as expressly set forth in this Agreement, nothing in this Agreement shall be construed to constitute or appoint the Service Provider as the agent, partner, joint venturer, or representative of the Customer for any purpose whatsoever, or to grant to the Service Provider any right or authority to assume or create any obligation or responsibility, express or implied, for, or on behalf of, or in the name of any other party designated herein, or to bind any such other party in any way or manner whatsoever.

(b)	This Agreement does not constitute an exclusive agreement between the parties. Without limiting the generality of the foregoing, the Service Provider acknowledges that nothing in this Agreement shall prevent or limit the Customer from obtaining the Services from other service providers, without any liability to the Service Provider.

27.	SUBCONTRACTING

(a)	The Service Provider may not subcontract t11e performance of any of its obligations hereunder without the prior written consent of the Customer. Approval of any subcontractor by the Customer shall not constitute a superseding event or waiver of any right of the Customer to reject work that is not in conformance with the standards set forth in this Agreement, and does not constitute nor imply authorization of expenses in excess of budgets.

(b)	The approval of any subcontractor by the Customer pursuant to {a) shall be subject always to the condition that the Service Provider shall not, and shall procure that its employees a ents and representatives shall not, disclose any information relating to, or any particul account of a customer of the Customer, whether the account is in respect of a loan, or any other type of transaction or its deposit information, to any person, including approved subcontractor, except as expressly provided in the Banking Act Cap 19, a to such other terms and conditions as the Customer may stipulate from time to time.

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(c)	To the extent that the Service Provider subcontracts to third parties any of its obligations set forth in this Agreement, the Service Provider shall procure the compliance by all subcontractors with the provisions of this Agreement relating to the performance of such obligations (including without limitation provisions relating to security and confidentiality, audit and inspection and business continuity management) and the Service Provider shall remain fully responsible for such obligations and for all acts or omissions of its subcontractors or agents. Nothing in this Agreement shall be construed to create any contractual relationship between the Customer and any subcontractor, nor any obligation on the part of the Customer to pay or see to the payment of any money due to any subcontractor, except as may be otherwise required by law.

28.	PUBLICITY

(a)	The Service Provider agrees not to make any public disclosure, except as may be required by law, relating to the Customer or relating to or arising under this Agreement, without obtaining the prior written consent of the Customer. Any unauthorized publication may result in termination of this Agreement for default as set forth in Clause 18(b)(i) hereof.

(b)	The Service Provider shall not use and shall keep its employees, agents, representatives and subcontractors from using the name, trademark or logo of the Customer in any sale, marketing publication, advertisement, or other publication and shall not make, or let its employees, agents, representatives or subcontractors make, any public statement relating to the Customer without prior written consent of the Customer. Neither the Service Provider nor its employees, agents, representatives or subcontractors shall use the letterhead of the Customer without the Customer’s prior written consent.

29.	CORPORATE AUTHORITY/FURTHER ASSURANCES

Each party represents it has taken all necessary corporate action to authorize the execution and consummation of this Agreement and will furnish the other party with satisfactory evidence of it upon request. Each party agrees to negotiate in good faith the execution of such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the effective execution of the transactions contemplated hereby, and shall continue to do so for the duration of this Agreement.

30.	COMPLIANCE WITH LAWS

(a)	Each party hereto agrees that it shall comply with all applicable laws, directives, ordinances, regulations and codes in performing its obligations hereunder, including the procurement of licenses, permits, certificates and any other requirements with regard to the Services to be provided hereunder. If at any time during the term of this Agreement, a party is informed or information comes to its attention that it is or may be in violation of any law, directive, ordinance, regulation, or code (or if it is so decreed or adjudged by any court, tribunal or other authority having competent jurisdiction), that party shall immediately take all appropriate steps to remedy such violation and comply with such law, directive, regulation, ordinance or code in all respects. Further, each party shall establish and maintain all proper records (particularly, but without limitation, accounting records) required by any law, code of practice or corporate policy applicable to it from time to time.

(b)	Without limiting the generality of the foregoing, the Service Provider has and will maintain the necessary licenses and permits to provide the Services hereunder. The Service Provider agrees to indemnify, defend and hold harmless the Customer from any claims, penalties, damages,

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31.	ANTI-BRIBERY

By virtue of this Agreement, the Service Provider is deemed an associated person of the Customer under the definition of the UK Bribery Act 2010 (the “Bribery Act”). The Service Provider is expected to be fully aware of and abide by the following conditions:

(a)	it should comply with the provision of the Bribery Act and the Customer’s anti-bribery and corruption commitments and policies at all times, wherever and whenever it carries out activities as set out in this Agreement, or in any other capacity;

(b)	it should understand fully its own anti-bribery and corruption legal obligations, implement adequate procedures to comply with all applicable laws, statutes, regulations relating to bribery and corruption (including but not limited to the Bribery Act) and not engage in any activity, practice or conduct which would constitute an offence under the Bribery Act;

(c)	ii should ensure that its own associated persons (including but not limited to employees, agents, other professionals who undertakes business under this Agreement) have taken adequate measures to comply with the Bribery Act and the Customer’s anti-bribery and corruption commitments;

(d)	it shall promptly advise the Customer of any difficulties in its anti-bribery and corruption obligations that would amount to a breach of either this Agreement, the Bribery Act or other applicable laws, statutes, regulations relating to bribery and corruption;

(e)	it should assist the Customer with the latter’s bribery and corruption risk assessment and due diligence, and its compliance with the Bribery Act, as far as possible by providing relevant information upon request;

(f)	it should promptly inform the Customer of any suspicious bribery and corruption activities, including any request or demand for any undue financial or other advantage of any kind received by it, arising from the conduct of business under this Agreement; and

(g)	ii should not do, or omit to do, any act that will cause or lead the Customer to be in breach of the Bribery Act or anti-bribery and corruption commitments and policies.

Any breach of the conditions set out in this Clause 31 shall be deemed by the Customer a material violation of this Agreement, thereby entitling the Customer to terminate this Agreement immediately.

32.	MODERN SLAVERY

The Service Provider shall at all times ensure that there is no modern slavery or human trafficking in its supply chains or in any part of its business in compliance with the UK Modern Slavery Act 2015. Upon request, the Service Provider shall make available to the Customer its Anti Slavery and Human Trafficking Statement and/or Anti Slavery Policy. Any breach of the provision shall be deemed by the Customer a material violation of this Agreement, thereby entitling the Customer to terminate this Agreement immediately.

33.	UK CRIMINAL FINANCES ACT

The Service Provider shall at all times ensure that there is no criminal facilitation of tax evasion in its supply chains or in any part of its business in compliance with the UK Criminal Finances Act 2017. Upon request, the Service Provider shall make available to OCBC its policies and procedures relate prevention of criminal facilitation of tax evasion by its Associated Persons (as defined in secti of the UK Criminal Finances Act 2017). Any breach of the provision shall be deemed by OCB material violation of this Agreement, thereby entitling OCBC to terminate this Agreement imm

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34.	ASSIGNMENT

This Agreement shall not be assigned by the Service Provider whether voluntarily or involuntarily or by operation of law in whole or in part to any party without the prior written approval of the Customer. Nothing contained herein shall prevent the use by, or the assignment of this Agreement, or any rights acquired or the transfer of any liabilities and obligations assumed hereunder, by the Customer to any of its subsidiaries, associated companies, a Bridge Institution or pursuant to MAS’ exercise of any of its resolution planning powers.

35.	FORCE MAJEURE

Neither party hereto shall be responsible for delays or failures in performance resulting from acts beyond its reasonable control and without its fault or negligence. Such excusable delays or failures may be caused by, among other things, riots, rebellions, accidental explosions, floods, storms, acts of God, any law or action taken by a government or public authority and and similar occurrences (“Force Majeure Event”). The party prevented or delayed from performing its obligations shall notify in writing the other party as promptly as practicable (but no later than [seven (7)] days from the start of the Force Majeure Event) after such party becomes aware of the occurrence of such Force Majeure Event, the date on which it started, its likely or potential duration, the effect of the Force Majeure Event on its ability to perform its obligations under this Agreement (or the relevant SOW(s), as the case may be) and how this is caused (“Force Majeure Notification”).

If there is any such delay, then the periods for the completion of the parties’ obligations hereunder shall be automatically extended by the period of such delay. For clarity, the Customer shall not be required to pay for any Services and/or Deliverables that it has not received due to such delay, its obligation to pay will be extended accordingly and the Purchase Price will not be increased arising from such delay. Notwithstanding the foregoing, the Customer may terminate this Agreement in the event that the Service Provider is unable to fulfill its obligations pursuant to this Agreement because of such excusable delays or failures that continue in effect for thirty (30) consecutive days. Notwithstanding the provisions hereof, in every case, the party claiming excusable delay or failure shall exercise all reasonable efforts to mitigate the extent of such delay or failure.

The Service Provider will not be entitled to claim it is delayed or affected by a Force Majeure Event if: (a) the event in question is one which a reasonable service provider should have foreseen; and/or (b) the Service Provider has not performed, or does not continue to perform to the best of its ability, all its obligations under this Agreement (and the relevant SOW(s), as the case may be).

Notwithstanding any other clause in the Agreement or any SOW, parties acknowledge and agree that the Covid-19 pandemic is a Force Majeure Event, and that as at the date of this Agreement, (a) the Covid-19 pandemic and the related laws, regulations, guidelines, notices and advisories (“Pandemic Requirements”) may have an impact on the Customer’s ability to meet its obligations and requirements under the Agreement and/or related SOWs, including but not limited to any requirement to grant access to the Customer’s Systems, environments or premises or to perform System Installation (hardware and/or software), Data Collection, conduct System Training, and/or conduct Acceptance Testing (where the Customer’s failure to meet such obligations or requirements shall be referred to as “Covid-19 Failure”); (b) the Service Provider will not be liable to the Customer for delays to deadlines and milestones caused by Covid-19 Failure (including but not limited to any liability to pay liquidated damages for delays), (c) any Covid-19 Failure shall not be a breach by the Customer of the Agreement or the SOW(s) and the Purchase Price will not be increased arising from such failure; and (d) parties will cooperate in good faith to mitigate the effect of such Covid-19 Failure and to agree to extend the periods for completing each Party’s obligations under the Agreement and/or SOW(s) if necessary under the Change Control Procedure where any such change will be deemed to be a MINOR change.

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36.	NOTICES

Any notice required or permitted under the terms of this Agreement or required by statut regulation shall (unless otherwise provided) be in writing and shall be delivered in person facsimile, registered mail or e-mail, properly posted and fully prepaid in an envelope properly addressed or sent by facsimile or e-mail to the respective parties as follows:

The Service Provider

24 Raffles Place, #16-06 Clifford Centre

Singapore 048621

Attention	Roy Koh
Telephone No.	+6568227800
E-mail Address :	roy.koy@platinumanalytics.net

The Customer

63 Chulia Street

OCBC Centre East, #10-00

Singapore 049514

Attention
Facsimile	+65 65343986
Telephone No. E-mail Address	+65 65301513

or to such other address, facsimile number or e-mail address as may from time to time be designated by notice hereunder. Any such notice shall be in the English language and shall be considered to have been given on the first working day of actual delivery or sending by facsimile or transmission by e-mail or in any other event within seven (7) working days after it was posted in the manner hereinbefore provided.

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37.	WAIVER

Failure or neglect by the Customer to enforce at any time any of the provisions hereof shall not be construed nor shall be deemed to be a waiver of the Customer’s rights hereunder nor in any way affect the validity of the whole or any part of this Agreement nor prejudice the Customer’s rights to take subsequent action.

38.	HEADINGS

The headings of the terms and conditions herein contained are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or the interpretation of any of the Terms and Conditions of this Agreement.

39.	SEVERABILITY

In the event that any of these terms, conditions or provisions or those of any Schedule or attachment hereto shall be determined by any competent authority to be invalid, unlawful or unenforceable to any extend such term, condition or provision shall to the extent be severed from the remaining terms, conditions and provisions which shall continue to be valid to the fullest extent permitted by law.

40.	GOVERNING LAW

The parties hereby agree that this Agreement and the provisions hereof shall be construed in accordance with the laws of Singapore. Each party irrevocably agrees that the courts of Singapore shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Agreement or its subject matter or formation.

A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act, Cap. 538 to enforce any Terms or Conditions of this Agreement.

41.	PROCESS AGENT

Where the Service Provider is a corporation incorporated outside Singapore, the Service Provider shall at all times maintain an agent for service of process in Singapore and any writ, judgment or other notice of legal process shall be sufficiently served on the Service Provider if delivered to such respective agent at its address for the time being notified to the Bank. The Service Provider undertakes not to revoke the authority of such agent and, if, for any reason, any agent no longer serves as agent to receive service of process, another agent will be immediately appointed and the Customer advised accordingly.

42.	RIGHTS OF CUSTOMER’S SUBSIDIARIES AND AFFILIATES

Parties agree that the Platinum Analytics FX Trading System - OMS and Auto Hedger herein shall be similarly extended to the Customer’s subsidiaries and affiliates through the Adoption Agreement, if required. The Service Provider agrees that the terms offered to the Customer’s subsidiaries and affiliates shall not be less favorable than the terms herein.

43.	PERFORMANCE BOND

The Service Provider agrees to provide a performance bond from a local bank in Singapore ( than OCBC) in a format satisfactory to the Customer if so requested by the Customer under

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Master Services Agreement

IN WITNESS WHEREOF the parties to this Agreement have caused this Agreement to be duly executed.

SIGNED by
Signature
OVERSEA-CHINESE BANKING
CORPORATION LIMITED

Name and Title
[POA Name & Title]

in the presence of:-
Signature

Ng Siok Shim VP2
Name and Title

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Master Services Agreement

THE FIRST SCHEDULE

Change Control Procedure

1.	Principles

1.1	The Customer may at any time request, and the Service Provider may at any time recommend, a Change only in accordance with the Change Control Procedure as set out below.

1.2	Neither party shall unreasonably withhold its agreement to any Change. In the event that the Service Provider withholds its agreement to a Change, the Customer may at its discretion perform the applicable Change itself or direct that a third party performs the Change.

1.3	Until such time as a Change is made in accordance with the Change Control Procedure, the Service Provider shall, unless otherwise agreed in writing, continue to provide the Services as if the request or recommendation for a Change had not been made.

1.4	Any discussions which may take place between the Customer and the Service Provider in connection with a request or recommendation before the authorisation of a resultant Change shall be without prejudice to the rights of either Party.

1.5	A Change shall be categorised as follows:

A:	MINOR: A simple Change, which can be achieved at zero cost;

B:	IN SCOPE: To be treated as an extension to the Services; any rates set out in the applicable SOW to be the start point for costing purposes; or

C:	OUT OF SCOPE: To be treated as an additional service; any rates set out in the applicable SOW shall form the start point for costing purposes.

2.	Procedures

2.1	Discussion between the Customer and the Service Provider concerning a Change shall result in any one of the following:

●	no further action being taken;

●	a request to change the requirements of the Customer or Services; or

●	a recommendation to change the requirements of the Customer or the Services.

2.2	Where a written request for a Change is received from the Customer, Service Provider shall, unless otherwise agreed, submit a Change Control Note (“CCN”) to the Customer as soon as reasonably practicable after the date of the request which embodies substantially the terms of the request.

2.3	A recommendation to amend by the Service Provider shall be submitted as a CCN direct to the Customer at the time of such recommendation.

2.4	Each CCN shall contain:

●	the title of the Change;

●	the originator and date of the request or recommendation for the Change;

●	the reason for the Change;

●	full details of the Change including any specifications;

●	the price, if any, of the Change;

●	a timetable for implementation together with any proposals for acceptance of the Change;

●	a schedule of payments if appropriate;

●	details of the likely impact, if any, of the Change on other aspects of the Services to be including but not limited to:

●	the personnel to be provided;

●	the payment profile;

●	working arrangements; and

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Master Services Agreement

●	other contractual issues;

●	the date of expiry of validity of the CCN; and

●	provision for signature by the Customer and by the Service Provider.

2.5	For each CCN submitted, the Customer shall, within the period of the validity of the CCN:

●	allocate a sequential number to the CCN; and

●	evaluate the CCN and, as appropriate:

●	request further information;

●	approve the CCN;

●	notify the Service Provider of the rejection of the CCN; and

●	arrange for two copies of an approved CCN to be signed by or on behalf of the Customer and the Service Provider .

2.6	A CCN signed by both parties shall constitute an amendment to the applicable SOW.

2.7	The Service Provider Service Delivery Manager will be responsible for creating and maintaining a record of all outstanding Change requests, including the current status, priority and impact.

2.8	Time limits will exist for Change request evaluation and authorisation. The Service Provider will respond to a request for Change by providing an evaluation within ten (10) working days. The Customer’s Contract Manager will action a change request within a further ten (10) working days.

2.9	All requests for process or system Change will be logged, documented and given one of the following priority categories

1 = urgent;

2 = normal; or

3 = can wait.

2.10	The Service Provider will be responsible for evaluating the Change request and preparing an impact summary for the Customer’s Contract Manager detailing:

●	cost of development;

●	impact on maintenance costs;

●	impact on transaction charges (where applicable);

●	effort in man days or a timetable for implementation;

●	impact on the hardware/software environment;

●	changes to the contract/payment schedule/personnel; and

●	impact on work arrangement and processes in any applicable Service Level Agreement.

2.11	Any Changes will be implemented in accordance with the priority allocated.

2.12	The following statuses will be recognised for Change management purposes:

●	requested;

●	under evaluation;

●	awaiting authorisation;

●	cancelled;

●	applied;

●	delivered; and

●	accepted.

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Master Services Agreement

THE SECOND SCHEDULE

CONFIDENTIALITY AND SECRECY UNDERTAKING

We, Platinum Analytics Singapore Pte. Ltd., (the “Service Provider”) and OVERSEA-CHINESE BANKING CORPORATION LIMITED (“OCBC ”) have entered into a Master Services Agreement. By the execution of this Confidentiality and Secrecy Undertaking, we confirm that we have been notified and that we understand the effect of and undertake to, and shall procure all our employees, agents, representatives and subcontractors to observe the obligations set out herein and prevent disclosure of information that will cause OCBC or any of its subsidiaries or associated companies to violate:

a	its common law duty to its customers to keep affairs of their customers confidential; and

b.	its statutory duty pursuant to Section 47 of the Banking Act Cap 19 not to disclose any information relating to, or any particulars of, an account of a customer, whether the account is in respect of a loan, investment or any other type of transaction or deposit information to any person except as expressly provided in the Banking Act Cap 19.

We agree to treat certain information and materials received or otherwise obtained from OCBC as confidential, and to exercise at least the same degree of care with respect to OCBC’s Confidential Information that we would exercise to protect our own confidential information from unauthorized disclosure or use. As a condition to our performing any services for OCBC, we agree, and we do hereby agree, to abide by the obligations of confidentiality, which include the following:

1.	not to disclose OCBC’s Confidential Information, except to other employees of the Service Provider on a “need to know” basis and only to the extent necessary to fulfill our obligations under the Services Agreement;

2.	not to reproduce OCBC’s Confidential Information in any media without the prior express written approval of OCBC;

3.	not to remove or transmit OCBC’s Confidential Information from OCBC’s premises without OCBC’s express prior written consent;

4.	not to remove any copyright or other proprietary notice or indication of confidentiality contained on or included in any item of OCBC’s Confidential Information; and

5.	to reproduce any copyright or other proprietary notice or indication of confidentiality on any reproduction, modification or translation of such Confidential Information.

We agree that for purposes of this Confidentiality and Secrecy Undertaking, “Confidential Information” shall mean and include all tangible or intangible information and materials, in any form or medium (and without regard to whether the information is owned by OCBC or by a third party), that is furnished or disclosed to us or any of our personnel by OCBC, or otherwise obtained by us or any of our personnel from OCBC. We are aware that the Services Agreement provides for the exclusion of certain types of information and materials from the definition of OCBC’s “Confidential Information”; however, we shall treat as confidential all information that would otherwise qualify as “Confidential Information”.

We further acknowledge the competitive value and confidential nature of the Confidential Information and that damage could result to OCBC if information contained therein is disclosed lo any third party by us in breach of our obligations contained in this Confidentiality and Secrecy Undertaking or used by us. We further acknowledge that OCBC shall be entitled to equitable relief, including injunction, in the event of any breach of the provisions of this Confidentiality and Secrecy Undertaking and that we shall not oppose the granting of such relief.

By signing this Confidentiality and Secrecy Undertaking, we intend for OCBC to rely upon our adherence to the obligation of confidentiality set forth above in permitting us to perform the Services Agreement.

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Master Services Agreement

THE THIRD SCHEDULE

Business Continuity Plan

1.	Purpose

The purpose of the Data Backup Plan is to establish and implement procedures to create and maintain retrievable copies of key business critical data and related technology components that are necessary for recovery activities. This document will define the following standards for organization backup processing:

●	To provide a standard operating procedure for backup up organization data

●	To provide a standard for labeling backup media

●	To provide a standard for data retention

●	To provide a standard for offsite storage and retrieval of backup media

2.	Responsibilities

Platinum Analytics will carry out this procedure regularly to ensure availability of backup data. The following data are considered business critical:

1.	Product Source Code

2.	Product Knowledge Base

3.	Product Documentation

4.	Client Profiles

5.	Financial Accounting Information

6.	Employee Data

7.	Vender Profiles

3.	Procedures

1.	Daily Incremental Backups

All product source code and documentation will be replicated via batch script across three Platinum Sites

Site A is located in Raffles Place, Singapore.

Site B is located in People’s Square, Shanghai, China. Site C is located on AWS Tokyo Cluster 3

2.	Monthly Full Backups

All business critical data will be backed up and stored at Site B.

4.	TAPES

1.	Scheduling and Backup Media Rotation

Every 6 Months, Platinum Analytics will enter all business critical data to tape storage, via backup vendor GOS. Tape data is to be stored at GOS Premises located in Shanghai SH4 Datacenter.

2.	Backup Tape Testing

Every 2 Months, tape data vendor GDS will provide backup tape testing results to Pia to verify the integrity of backed up data.

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Master Services Agreement

THE FOURTH SCHEDULE

ACCOUNT MANAGEMENT

1.1	Relationship Management

Vendor and Customer have identified the following senior representatives to manage the relationship at the corporate level.

The Account Management Tearn provides corporate governance and conduct corporate level business review and planning.

Account Management Team	Vendor	Customer
Name	Qihong Bao
Title	Chief Technical Officer
Contact Number	+86136 61741758
Email Address	QihonQ.bao@olatinum analytics.net

Name	Carrie Choy	Aloysius Quah
Title	Director - Business Development and Sales Strateqy	CPO Sourcing Manager
Contact Number	+65 97933003	+65 6318 7989
Email Address	carriechoy@platinumanalytics.net	aloysiusquah@ocbc.com

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Master Services Agreement

THE FIFTH SCHEDULE

ADOPTION AGREEMENT

This Adoption Agreement is hereby made on [ ●] between [NAME OF OCBC AFFILIATE] located at [ ● ] (“OCBC Affiliate”) and [●] (“[● ]”).

(each a “Party” and collectively the “Parties”)

WHEREAS

A. Oversea-Chinese Banking Corporation Limited (“OCBC”) and [ ● ] have entered into a Master Services Agreement dated [ ●] (the “MSA”) and attached to this Adoption Agreement as Annexure - A.

B. Section [2c] of the MSA provides that if any affiliate of OCBC desires to acquire Services from Service Provider or its Affiliate, they shall enter into an Adoption Agreement. Such Adoption Agreement shall incorporate the MSA by reference.

C. OCBC Affiliate and [ ● ] now wish to adopt the terms and conditions of the MSA subject to the amendments stated in this Adoption Agreement.

THE PARTIES AGREE AS FOLLOWS:

1. The Parties agree that, any purchase of Services (as defined in the MSA) by OCBC Affiliate, will be subject to the terms provided in the MSA, except to the extent that such terms are varied by the changes set out in Section 2 of this Adoption Agreement.

2. The parties agree that the MSA shall be amended as follows:

(a)	[to be advised] (b)

3. Capitalized terms used herein and not otherwise defined shall have the meanings given them in the MSA.

4. This Adoption Agreement constitutes the whole agreement between the Parties relating to the adoption of the MSA and supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to the adoption of the MSA.

5. No variation of this Adoption Agreement shall be effective unless made in writing and agreed by each of the Parties.

6. This Adoption Agreement may be signed in 2 counterparts.

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Master Services Agreement

AGREED TO AND ACCEPTED BY:

[ NAME OF OCBC AFFILIATE)	[.]

By:	By:

Printed:	Printed:

Title:	Title:

Date:	Date:

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